UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2009

NABI BIOPHARMACEUTICALS

(Exact Name of Registrant as specified in its charter)

Delaware	000-04829	59-1212264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12276 Wilkins Avenue, Rockville, Maryland 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (301) 770-3099

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.	Entry into a Material Definitive Agreement

On August 5, 2009, Nabi Biopharmaceuticals, a Delaware corporation, (the “Company”), and GlaxoSmithKline Biologicals S.A., a Belgium corporation (“GSK”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which GSK agreed to (i) acquire the Company’s assets related to its S.aureus program, including assets related to the development and manufacture of PentaStaph™ [Pentavalent S.aureus vaccine] and other S.aureus vaccines (the “Purchased Assets”), and (ii) assume and pay post-closing liabilities related to the Purchased Assets. The purchase price for the Purchased Assets is up to $46 million, consisting of $20 million payable in cash at closing and the below-described milestone payments of up to $26 million. The closing of the transactions contemplated by the Purchase Agreement, subject to the satisfaction of closing conditions, is expected to occur on or before December 15, 2009.

Pursuant to the Purchase Agreement, GSK will pay up to $26 million to the Company in four payments, subject to the Company’s achievement of four milestones, as follows: (i) $5 million payable upon each of the initiation and completion of a phase I clinical trial for two PentaStaph antigens and (ii) $8 million payable upon the successful transfer of each of specified materials and specified technology, all as set forth in a fee-bearing transition services agreement to be entered into between the parties at closing.

The closing of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other conditions, including the execution by the parties at closing of the aforementioned transition services agreement and other customary ancillary agreements addressing the treatment of overlapping assets and the assignment and assumption of the purchased assets and assumed liabilities.

The Purchase Agreement also contains customary representations and warranties, pre-closing and post-closing covenants, and mutual indemnification obligations for, among other things, misrepresentation, inaccuracy, or breach of any representation or warranty in the Purchase Agreement and related transaction agreements, or any breach or non-fulfillment of any covenant or agreement contained in the Agreement and related transaction agreements or certificates.

The Purchase Agreement is subject to customary termination provisions involving mutual written consent or breach of the Purchase Agreement by the parties, or by either party if the closing has not taken place on or before December 15, 2009 for any reason other than the failure of such party to comply with its obligations under the Purchase Agreement. In addition to the customary termination provisions, GSK also may terminate the Purchase Agreement upon the occurrence of a material adverse effect with respect to the Company’s S.aureus program or upon the change of control of the Company.

The Company intends to file the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 26, 2009. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement when it is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 26, 2009. The Company may seek confidential treatment for certain terms of the Purchase Agreement at such time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat E.F. Fahim, Ph.D.
Raafat E.F. Fahim, Ph.D.
President and Chief Executive Officer

Date: August 7, 2009